Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Matthew E. Garth	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Finishes 4Q 2009 Strong; Free Cash Flow Positive, Revenues Up 18%

Highlights:

•	Cash from operations in 4Q09 of $1.1 billion.

•	Free cash flow (FCF) of $761 million; FCF positive for first time since 2Q08.

•	Exceeded every operational cash sustainability target in 2009.

•	Loss from continuing operations of $266 million, or $0.27 per share.

•	Net charges for restructuring, special items and discrete tax items were $275 million, or $0.28 per share, in 4Q09.

•	Excluding these charges, Company had 2nd consecutive profitable quarter.

•	Revenues of $5.4 billion, up 18 percent from 3Q09.

•	Strong liquidity with $1.5 billion of cash on hand.

•	Debt-to-cap ratio down to 38.6 percent, 390 basis point improvement from year ago.

•	Total debt reduced by $759 million since end of 2008.

•	Finished 2009 with stronger portfolio, growth opportunities and operations.

NEW YORK, NY – January 11, 2010 – Alcoa (NYSE: AA) today announced it finished its fourth quarter 2009 free cash flow positive, the first such quarterly achievement since the second quarter of 2008 when the economic downturn began to impact results. The Company is ahead of its key financial goals for 2009, including being free cash flow neutral by the end of the year. In the fourth quarter of 2009, Alcoa generated free cash flow of $761 million, a $947 million improvement from the third quarter of 2009 driven by strong cash from operations performance of $1.1 billion, a $940 million increase from the third quarter of 2009. The Company also surpassed targets for each of its Cash Sustainability Program initiatives in 2009, a major contributor to the strong cash performance.

The fourth quarter of 2009 showed a loss from continuing operations of $266 million, or $0.27 per share. The results include net charges for restructuring, special items and discrete tax items of $275 million, or $0.28 per share. Excluding these charges, the Company demonstrated its second consecutive profitable quarter. The third quarter of 2009 had income from continuing operations of $73 million, or $0.07 per share. The fourth quarter of 2008 showed a loss from continuing operations of $929 million, or $1.16 per share.

“This was a tough year for the aluminum industry – a price crash, demand destruction, and credit crunch. Yet, today Alcoa is stronger than when the year started,” said Klaus Kleinfeld, Alcoa President and CEO. “We reshaped our cost structure and portfolio for profitable growth. And, we built the cash reserves to weather current economic uncertainties and invest in opportunities for future growth. Alcoa will benefit from those achievements for many years to come.”

Net income for the fourth quarter 2009 was a loss of $277 million, or $0.28 per share which includes the unfavorable impact of $275 million, or $0.28 per share, for restructuring, special items and discrete tax items. Net income for the third quarter 2009 was $77 million, or $0.08 per share, and net income for the fourth quarter of 2008 was a loss of $1.19 billion, or $1.49 per share.

Revenues for the fourth quarter 2009 were $5.4 billion, an 18 percent increase from the third quarter of 2009. All markets but aerospace, commercial building and construction, and industrial gas turbines improved from the previous quarter. Revenues in the fourth quarter 2008 were $5.7 billion.

The Company exceeded all targets on its Cash Sustainability Program for the year. The Company reduced overhead by $412 million, more than 200 percent of the 2009 target. Procurement spending was reduced by $2 billion in 2009, $500 million above the target for the year. Reductions in working capital generated more than $1.3 billion in cash or more than $500 million above the 2009 target of $800 million.

“The Cash Sustainability Program is an extraordinary success, exceeding every target we set. We asked a lot of Alcoa’s employees around the world. Their creativity, initiative and hard work turned crisis into opportunity,” said Kleinfeld. “Facing continued headwinds from energy and currency costs, the entire Company is committed to continuing those efforts in 2010.”

Cash from operations in the quarter was $1.1 billion compared with $184 million in the third quarter of 2009 and $608 million in the fourth quarter of 2008. The Company finished the fourth quarter of 2009 with $1.5 billion of cash on hand. The Company’s debt-to-capital ratio stood at 38.6 percent at the end of the quarter, a 390 basis point improvement from a year ago. During the year, Alcoa reduced its total debt by $759 million from the end of 2008.

Capital expenditures in the quarter were $363 million and $1.6 billion for the year, a more than 50 percent reduction from 2008. Despite the capital expenditure reductions, the Company completed a number of important projects that will have a major impact on future growth and profitability. Key growth investments in 2009 include the Juruti bauxite mine and Sao Luis refinery expansion in Brazil; new lithographic sheet operations in Bohai, China; and a new end and tab line in Russia. These investments in three major growth regions will lower costs and position the Company well for growth as markets improve in those areas. In 2009, Alcoa also secured long-term power agreements on approximately 2.0 million metric tons of its smelting operations in Quebec, Spain, Massena, NY, and Ferndale, WA.

In 2009, Alcoa also reshaped its portfolio to focus on key strategic assets and industry-leading businesses. Early in the year, the Company completed a non-cash swap of its interest in the SAPA soft alloy extrusions joint venture for 282,000 metric tons per year (mtpy) of smelting with long-term, clean power contracts and an anode business that serves the Norway and Iceland operations. It also acquired the minority partner’s position in its Suriname operations. The Company also completed the sale of non-core and underperforming assets, including the electrical and electronic solutions business, resulting in a portfolio containing more than 90 percent of its businesses number one or two in their markets.

In December, the Company announced the formation of a joint venture with the Saudi Arabian Mining Company (Ma’aden) to develop an aluminum complex in the Kingdom of Saudi Arabia. In addition to being the world’s preeminent and lowest-cost supplier of primary aluminum, alumina and aluminum products, the joint venture will also have access to the growing markets of the Middle East and beyond and will be capable of future expansion. In its initial phases, the joint venture will develop a fully integrated industrial complex, including a 4 million mtpy bauxite mine; a 1.8 million mtpy alumina refinery; a 740,000 mtpy smelter; and a 250,000-460,000 mtpy rolling mill. Ma’aden will own 60 percent of the joint venture and Alcoa will control 40 percent through an investment partnership that includes Alumina Ltd, through AWAC, and other regional investors. Alcoa’s capital commitment will total $900 million over the next four years and the joint venture will utilize project financing of 60 percent of total capital.

For the full year 2009, revenues were $18.4 billion, compared to $26.9 billion in 2008. Income from continuing operations for 2009 showed a loss of $985 million, or $1.06 per share, compared with income of $229 million, or $0.27 per share, in 2008. The full year 2009 showed a net loss of $1.15 billion, or $1.23 per share, compared to a net loss of $74 million, or $0.10 per share, in 2008.

Segment Results

Alumina

After tax operating income (ATOI) in the fourth quarter was $19 million, a decline of $46 million compared with third quarter ATOI of $65 million. The prior period included a $58 million benefit from the Company’s acquisition of the remaining share of its business in Suriname. Increased pricing and all-time record production and third party shipments, along with lower costs driven by productivity and lower caustic prices, were partially offset by a weaker U.S. dollar. Additionally, a tax settlement related to an equity investment in Brazil yielded a $30 million charge while Juruti start-up costs negatively affected the segment by $14 million sequentially.

Primary Metals

ATOI in the fourth quarter was a loss of $214 million, which includes $250 million in charges related to the recent European Commission’s ruling on electricity tariffs affecting the Company’s Italian smelters. Results were impacted by an additional $23 million as a result of higher energy costs in Italy since that ruling. Operationally, higher LME prices and regional premiums were partially offset by unfavorable currency movements and higher power costs, primarily at the Company’s Italian smelters. Third-party realized metal prices increased nine percent over the previous quarter. Primary metal production for the quarter increased 16 thousand metric tons (kmt) to 897 kmt mainly due to higher production at smelters in Spain and the U.S. Product purchased and resold increased to 207 kmt during the quarter as the Company satisfied several purchase commitments. Excluding the recently acquired Norwegian smelters, production levels are 20 percent lower than second quarter 2008 levels.

Flat-Rolled Products

ATOI in the fourth quarter was $37 million, a sequential increase of $27 million. Continued improvement in pricing in North American and select European facilities combined with ongoing success of the cash sustainability savings more than offset weak end-market conditions that lowered shipments by two percent.

Engineered Products and Solutions

Fourth quarter ATOI of $57 million was 24 percent lower than the third quarter. Continued de-stocking in aerospace and weakness in the building and construction market coupled with further declines in industrial gas turbines sales more than offset the benefit of marginally improved commercial transportation markets and the benefits from cash sustainability efforts.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 11, 2010 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation, and industrial markets, bringing design, engineering, production, and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland, and has been a member of the Dow Jones Sustainability Index for seven consecutive years. Alcoa employs approximately 60,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and, as such, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cash generation, cost savings, improvement in profitability and margins, or strengthening of operations anticipated by management from its cash sustainability, productivity improvement and other initiatives; (d) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the new joint venture in Saudi Arabia; (e) significant increases in power or energy costs or the unavailability or interruption of energy supplies for Alcoa’s operations; (f) political, economic and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies and fluctuations in foreign currency exchange rates and interest rates; (g) outcomes of significant legal proceedings or investigations adverse to Alcoa; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2008, Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited) (a)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2008	September 30, 2009	December 31, 2009
Sales	$5,688	$4,615	$5,433

Cost of goods sold (exclusive of expenses below)	5,277	3,888	4,905
Selling, general administrative, and other expenses	273	234	291
Research and development expenses	61	39	51
Provision for depreciation, depletion, and amortization	292	342	369
Restructuring and other charges	863	17	69
Interest expense	125	120	121
Other (income) expenses, net	(36)	(123)	21

Total costs and expenses	6,855	4,517	5,827

(Loss) income from continuing operations before income taxes	(1,167)	98	(394)
Benefit for income taxes	(238)	(22)	(137)

(Loss) income from continuing operations	(929)	120	(257)
(Loss) income from discontinued operations	(262)	4	(11)

Net (loss) income	(1,191)	124	(268)

Less: Net income attributable to noncontrolling interests	—	47	9

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(1,191)	$77	$(277)

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
(Loss) income from continuing operations	$(929)	$73	$(266)
(Loss) income from discontinued operations	(262)	4	(11)

Net (loss) income	$(1,191)	$77	$(277)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS (b):
Basic:
(Loss) income from continuing operations	$(1.16)	$0.07	$(0.27)
(Loss) income from discontinued operations	(0.33)	0.01	(0.01)

Net (loss) income	$(1.49)	$0.08	$(0.28)

Diluted:
(Loss) income from continuing operations	$(1.16)	$0.07	$(0.27)
(Loss) income from discontinued operations	(0.33)	0.01	(0.01)

Net (loss) income	$(1.49)	$0.08	$(0.28)

Average number of shares used to compute:
Basic earnings per common share	800,317,368	974,353,242	974,377,851
Diluted earnings per common share	800,317,368	977,593,656	974,377,851

Shipments of aluminum products (metric tons)	1,375,000	1,230,000	1,404,000

(a)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued (a)

(in millions, except per-share, share, and metric ton amounts)

	Year ended December 31,
	2008	2009
Sales	$26,901	$18,439

Cost of goods sold (exclusive of expenses below)	22,175	16,902
Selling, general administrative, and other expenses	1,167	1,009
Research and development expenses	246	169
Provision for depreciation, depletion, and amortization	1,234	1,311
Restructuring and other charges	939	237
Interest expense	407	470
Other income, net	(59)	(161)

Total costs and expenses	26,109	19,937

Income (loss) from continuing operations before income taxes	792	(1,498)
Provision (benefit) for income taxes	342	(574)

Income (loss) from continuing operations	450	(924)
Loss from discontinued operations	(303)	(166)

Net income (loss)	147	(1,090)

Less: Net income attributable to noncontrolling interests	221	61

NET LOSS ATTRIBUTABLE TO ALCOA	$(74)	$(1,151)

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income (loss) from continuing operations	$229	$(985)
Loss from discontinued operations	(303)	(166)

Net loss	$(74)	$(1,151)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS (b):
Basic:
Income (loss) from continuing operations	$0.27	$(1.06)
Loss from discontinued operations	(0.37)	(0.17)

Net loss	$(0.10)	$(1.23)

Diluted:
Income (loss) from continuing operations	$0.27	$(1.06)
Loss from discontinued operations	(0.37)	(0.17)

Net loss	$(0.10)	$(1.23)

Average number of shares used to compute:
Basic earnings per common share	810,496,653	935,457,676
Diluted earnings per common share	812,901,432	935,457,676

Common stock outstanding at the end of the period	800,317,368	974,378,820

Shipments of aluminum products (metric tons)	5,481,000	5,097,000

(b)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to the calculation of earnings per share. These changes state that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method for all periods presented. As a result, certain prior period earnings per share amounts were revised in accordance with this new guidance.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2008	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$762	$1,481
Receivables from customers, less allowances of $65 in 2008 and $70 in 2009	1,883	1,529
Other receivables	708	653
Inventories	3,238	2,328
Fair value of hedged aluminum	586	—
Prepaid expenses and other current assets	973	1,031

Total current assets	8,150	7,022

Properties, plants, and equipment	31,301	35,462
Less: accumulated depreciation, depletion, and amortization	13,846	15,697

Properties, plants, and equipment, net	17,455	19,765

Goodwill	4,981	5,106
Investments	1,915	1,061
Deferred income taxes	2,688	2,941
Other noncurrent assets	2,386	2,427
Assets held for sale	247	133

Total assets	$37,822	$38,455

LIABILITIES
Current liabilities:
Short-term borrowings	$478	$176
Commercial paper	1,535	—
Accounts payable, trade	2,518	1,954
Accrued compensation and retirement costs	866	925
Taxes, including income taxes	378	345
Fair value of derivative contracts	461	127
Other current liabilities	987	1,218
Long-term debt due within one year	56	669

Total current liabilities	7,279	5,414

Long-term debt, less amount due within one year	8,509	8,974
Accrued pension benefits	2,941	3,113
Accrued postretirement benefits	2,730	2,696
Other noncurrent liabilities and deferred credits	1,901	2,606
Liabilities of operations held for sale	130	60

Total liabilities	23,490	22,863

Convertible securities of subsidiary	—	40

EQUITY (c)
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	925	1,097
Additional capital	5,850	6,608
Retained earnings	12,400	11,020
Treasury stock, at cost	(4,326)	(4,268)
Accumulated other comprehensive loss	(3,169)	(2,060)

Total Alcoa shareholders’ equity	11,735	12,452

Noncontrolling interests	2,597	3,100

Total equity	14,332	15,552

Total liabilities and equity	$37,822	$38,455

(c)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests and that a company present such noncontrolling interests as equity for all periods presented.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited) (d)

(in millions)

	Year ended December 31,
	2008	2009
CASH FROM OPERATIONS
Net income (loss)	$147	$(1,090)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	1,234	1,311
Deferred income taxes	(261)	(596)
Equity (income) loss, net of dividends	(48)	39
Restructuring and other charges	939	237
Gains from investing activities – asset sales	(50)	(106)
Provision for doubtful accounts	31	16
Loss from discontinued operations	303	166
Stock-based compensation	94	87
Excess tax benefits from stock-based payment arrangements	(15)	—
Other	(237)	203
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease in receivables	233	676
(Increase) decrease in inventories	(353)	1,258
(Increase) decrease in prepaid expenses and other current assets	(97)	126
Increase (decrease) in accounts payable, trade	21	(632)
(Decrease) in accrued expenses	(288)	(101)
Increase (decrease) in taxes, including income taxes	28	(144)
Pension contributions	(523)	(128)
(Increase) in noncurrent assets	(242)	(203)
Increase in noncurrent liabilities	169	233
Decrease in net assets held for sale	16	27

CASH PROVIDED FROM CONTINUING OPERATIONS	1,101	1,379
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	133	(14)

CASH PROVIDED FROM OPERATIONS	1,234	1,365

FINANCING ACTIVITIES
Net change in short-term borrowings	(96)	(292)
Net change in commercial paper	679	(1,535)
Additions to long-term debt	2,253	1,049
Debt issuance costs	(56)	(17)
Payments on long-term debt	(204)	(156)
Proceeds from exercise of employee stock options	177	—
Excess tax benefits from stock-based payment arrangements	15	—
Issuance of common stock	—	876
Repurchase of common stock	(1,082)	—
Dividends paid to shareholders	(556)	(228)
Dividends paid to noncontrolling interests	(295)	(140)
Contributions from noncontrolling interests	643	480

CASH PROVIDED FROM FINANCING ACTIVITIES	1,478	37

INVESTING ACTIVITIES
Capital expenditures	(3,413)	(1,617)
Capital expenditures of discontinued operations	(25)	(5)
Acquisitions, net of cash acquired (e)	(276)	112
Acquisitions of noncontrolling interests	(141)	—
Proceeds from the sale of assets and businesses (f)	2,710	(65)
Additions to investments (g)	(1,303)	(181)
Sales of investments	72	1,031
Other	(34)	4

CASH USED FOR INVESTING ACTIVITIES	(2,410)	(721)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(23)	38

Net change in cash and cash equivalents	279	719
Cash and cash equivalents at beginning of year	483	762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$762	$1,481

(d)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests for all periods presented.

(e)	Acquisitions, net of cash acquired for the year ended December 31, 2009 was a cash inflow as this line item includes cash acquired in the exchange of Alcoa’s 45.45% stake in the Sapa AB joint venture for Orkla ASA’s 50% stake in the Elkem Aluminium ANS joint venture, which was completed on March 31, 2009, and cash received in the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009.

(f)	Proceeds from the sale of assets and businesses for the year ended December 31, 2009 was a cash outflow as this line item includes cash paid to Platinum Equity related to the divestiture of the Electrical and Electronic Solutions’ wire harness and electrical distribution business, which was completed on June 15, 2009 with an effective date of June 1, 2009.

(g)	Additions to investments for the year ended December 31, 2009 includes a cash inflow for the return of a portion of the contributions made in prior periods related to one of Alcoa Alumínio’s hydroelectric power projects. All contributions related to this project were originally presented as cash outflows in Additions to investments in the appropriate periods.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	4Q08	2008	1Q09	2Q09	3Q09	4Q09	2009
Alumina:
Alumina production (kmt)	3,776	15,256	3,445	3,309	3,614	3,897	14,265
Third-party alumina shipments (kmt)	2,123	8,041	1,737	2,011	2,191	2,716	8,655
Third-party sales	$722	$2,924	$430	$441	$530	$760	$2,161
Intersegment sales	$640	$2,803	$384	$306	$432	$412	$1,534
Equity income	$1	$7	$2	$1	$2	$3	$8
Depreciation, depletion, and amortization	$59	$268	$55	$67	$81	$89	$292
Income taxes	$62	$277	$(1)	$(21)	$13	$(13)	$(22)
After-tax operating income (ATOI)	$162	$727	$35	$(7)	$65	$19	$112

Primary Metals:
Aluminum production (kmt)	971	4,007	880	906	881	897	3,564
Third-party aluminum shipments (kmt)	807	2,926	683	779	698	878	3,038
Alcoa’s average realized price per metric ton of aluminum	$2,125	$2,714	$1,567	$1,667	$1,972	$2,155	$1,856
Third-party sales	$1,580	$8,021	$844	$1,146	$1,362	$1,900	$5,252
Intersegment sales	$636	$3,927	$393	$349	$537	$557	$1,836
Equity (loss) income	$(18)	$2	$(30)	$4	$—	$—	$(26)
Depreciation, depletion, and amortization	$120	$503	$122	$139	$143	$156	$560
Income taxes	$(104)	$172	$(147)	$(119)	$(52)	$(47)	$(365)
ATOI	$(101)	$931	$(212)	$(178)	$(8)	$(214)	$(612)

Flat-Rolled Products (1):
Third-party aluminum shipments (kmt)	499	2,221	442	448	476	465	1,831
Third-party sales	$1,924	$8,966	$1,510	$1,427	$1,529	$1,603	$6,069
Intersegment sales	$35	$218	$26	$23	$34	$30	$113
Depreciation, depletion, and amortization	$51	$216	$52	$55	$60	$60	$227
Income taxes	$(21)	$35	$—	$(1)	$17	$32	$48
ATOI	$(106)	$(3)	$(61)	$(35)	$10	$37	$(49)

Engineered Products and Solutions (1):
Third-party aluminum shipments (kmt)	56	257	41	50	43	46	180
Third-party sales	$1,392	$6,199	$1,270	$1,194	$1,128	$1,097	$4,689
Equity income	$—	$—	$—	$—	$1	$1	$2
Depreciation, depletion, and amortization	$41	$165	$40	$46	$41	$50	$177
Income taxes	$27	$222	$46	$40	$33	$20	$139
ATOI	$73	$533	$95	$88	$75	$57	$315

Packaging and Consumer (2):
Third-party aluminum shipments (kmt)	—	19	—	—	—	—	—
Third-party sales	$—	$516	$—	$—	$—	$—	$—
Depreciation, depletion, and amortization	$—	$—	$—	$—	$—	$—	$—
Income taxes	$—	$10	$—	$—	$—	$—	$—
ATOI	$—	$11	$—	$—	$—	$—	$—

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	4Q08	2008	1Q09	2Q09	3Q09	4Q09	2009
Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$28	$2,199	$(143)	$(132)	$142	$(101)	$(234)
Unallocated amounts (net of tax):
Impact of LIFO	73	(7)	29	39	80	87	235
Interest income	4	35	1	8	(1)	4	12
Interest expense	(81)	(265)	(74)	(75)	(78)	(79)	(306)
Noncontrolling interests (3)	—	(221)	(10)	5	(47)	(9)	(61)
Corporate expense	(78)	(328)	(71)	(70)	(71)	(92)	(304)
Restructuring and other charges	(637)	(693)	(46)	(56)	(3)	(50)	(155)
Discontinued operations	(262)	(303)	(17)	(142)	4	(11)	(166)
Other	(238)	(491)	(166)	(31)	51	(26)	(172)

Consolidated net (loss) income attributable to Alcoa	$(1,191)	$(74)	$(497)	$(454)	$77	$(277)	$(1,151)

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	In the second quarter of 2009, management approved the movement of Alcoa’s hard alloy extrusions business from the Flat-Rolled Products segment to the Engineered Products and Solutions segment. This move was made to capture market, customer, and manufacturer synergies through the combination of the hard alloy extrusions business with the power and propulsion forgings business. Prior period amounts were reclassified to reflect this change.

(2)	On February 29, 2008, Alcoa completed the sale of its packaging and consumer businesses to Rank Group Limited. The Packaging and Consumer segment no longer contains any operations.

(3)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests for all periods presented.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Free Cash Flow

	Quarter ended		Change
	September 30, 2009	December 31, 2009

Cash provided from operations	$184	$1,124	$940

Capital expenditures	(370)	(363)	7

Free cash flow	$(186)	$761	$947

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.